UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 12, 2017

GIGAMON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35957	26-3963351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 831-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant if an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On November 24, 2017, Gigamon Inc. (“we,” “us,” “Gigamon” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of Gigamon shareholders scheduled to be held on December 22, 2017 (the “Special Meeting”). As previously disclosed, on October 26, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Ginsberg Holdco, Inc., a Delaware corporation (“Newco”), and Ginsberg Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”). Newco and Merger Sub were formed by Elliott Associates, L.P. and received equity commitments from Elliott Associates, L.P. (“Elliott Associates”) and Elliott International, L.P. (“Elliott International,” and together with Elliott Associates, the “Elliott Funds”), funds affiliated with Elliott Management Corporation (“Elliott”).

Litigation Related to the Merger

Between November 17, 2017 and November 29, 2017, five putative class actions relating to the Merger were filed by purported Gigamon stockholders against the Company and its Board of Directors (the “Board of Directors”) in the United States District Court for the Northern District of California. The cases are captioned Carpenter v. Gigamon Inc., et al. (Case No. 3:17-cv-06653), Kalt v. Gigamon Inc., et al. (Case No. 4:17-cv-06713), Sharpenter v. Gigamon Inc., et al. (Case No. 3:17-cv-06755), Stouffer v. Gigamon Inc., et al. (Case No. 4:17-cv-06789), Bushansky v. Gigamon Inc., et al. (Case No. 5:17-cv-06842), and Tonfack v. Gigamon Inc., et al. (Case No. 3:17-cv-06845) (the “California Actions”). The Sharpenter action also names as defendants Newco, Merger Sub, Elliott, and Elliott Associates, and the Kalt action also names as defendants Newco, Merger Sub, and Elliott. The complaints generally allege that the Schedule 14A omits material information necessary for Gigamon stockholders to make an informed decision regarding the Merger, and assert claims for violation of Section 14(a) and 20(a) of the Securities Exchange Act of 1934. The complaints seek, among other things, to enjoin the Merger or, should it be consummated, to rescind it or award rescissory damages, as well as an award of the plaintiffs’ attorneys’ fees and costs in the actions.

On November 30, 2017 and December 1, 2017, two actions were filed in the Court of Chancery of the State of Delaware on behalf of a putative class of Gigamon stockholders against the Company, the Board of Directors, the Elliott Funds, Elliott, Evergreen, Elliott International Capital Advisors Inc., The Liverpool Limited Partnership, Newco, and Merger Sub. The actions are captioned Tjon-En-Fa v. Gigamon Inc., et al. (Case No. 2017-0854), and Mur v. Gigamon Inc., et al. (Case No. 2017-0856) (the “Delaware Actions”). Among other things, the complaints allege that the Board of Directors breached their fiduciary duties by conducting an inadequate process that led to an unfair price, and that Elliott became an “interested stockholder” of the Company as defined under Section 203 of the General Corporation Law of the State of Delaware (“DGCL”) by reason of the combined economic exposure of Elliott and its affiliates the Elliott Funds, Evergreen, Elliott International Capital Advisors Inc., and The Liverpool Limited Partnership to approximately 15% of the Company’s shares of outstanding common stock. The complaints seek, among other things, to enjoin the Merger unless and until the Company obtains the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the relevant Elliott affiliates as provided for under Section 203 or, should the Merger be consummated, to rescind it or award rescissory damages, as well as an award of the plaintiffs’ attorneys’ fees and costs in the actions. The complaints further generally allege that the Definitive Proxy Statement failed to disclose certain material information to the Company’s stockholders necessary for the stockholders to make an informed decision about whether or not to approve the Merger.

The foregoing description is qualified in its entirety by reference to the complaints, copies of which are filed as Exhibits 991., 99.2, 99.3, 99.4, 99.5, 99.6, 99.7, and 99.8, respectively, to this Current Report on Form 8-K and are incorporated by reference. The defendants deny any wrongdoing in connection with the Merger and plan to defend vigorously against the claims set forth in these actions. Additional lawsuits may be filed against the Company, the Board of Directors, the Elliott Funds, Elliott, Newco, and Merger Sub in connection with the Merger.

Section 203 of the DGCL provides that a corporation shall not engage in any business combination (defined to include, among other things, any merger or consolidation or sale of 10% or more of the corporation’s assets) with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless certain conditions, such as approval by 66 2/3% of the shares not owned by the interested stockholder, are met. Section 203 defines “interested stockholder” to include any individual, corporation, partnership, unincorporated association, or other entity who owns 15% or more of the outstanding voting stock of the corporation. The term “own” is defined to include, among other things, beneficial ownership of stock directly or indirectly, the right to acquire such stock or the right to vote such stock pursuant to any agreement, arrangement, or understanding (subject to certain exceptions) or having any agreement, arrangement, or understanding with, directly or indirectly, the beneficial owner of the stock for purposes of acquiring, holding, voting, or disposing of the stock (subject to certain exceptions). The term “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Elliott Associates, both directly and indirectly, and Elliott International have entered into notional principal amount derivative agreements (the “Derivative Agreements”) with respect to an aggregate of 2,984,072 shares of common stock of the Company. Collectively, the Derivative Agreements represent economic exposure comparable to an interest in approximately 7.89% of the shares of common stock outstanding as of November 20, 2017, (the “Record Date”), which percentage has decreased over time from approximately 8.12% based on the number of shares outstanding on May 1, 2017, one week prior to the filing of the Elliott Funds’ initial Schedule 13D. Such decrease has been the result of ordinary course increases in the number of Company outstanding shares due to the vesting and exercise of Company-issued equity grants. The counterparties to the Derivative Agreements are large, unaffiliated third party financial institutions (collectively, the “Counterparties”). The Derivative Agreements are all cash-settled, although the Counterparty to certain such agreements (the “Designated Counterparty”) erroneously included the option to physically settle these agreements with respect to 1,384,072 notional Shares. In September 2017, the Elliott Funds identified the error and communicated it to the Designated Counterparty.

The Derivative Agreements provide Elliott Associates and Elliott International with economic results that are comparable to the economic results of ownership of shares of common stock of the Company (“Shares”) without Elliott Associates or Elliott International acquiring any additional Shares or any voting or other ownership rights with respect to any Shares. More specifically, the Derivative Agreements (i) give Elliott Associates (directly or indirectly) and Elliott International a contractual right to receive from the Counterparties an amount equal to any increase in the trading price of the Shares between the time the Derivative Agreement is entered into and the valuation dates under such agreements and (ii) expose Elliott Associates (directly or indirectly) and Elliott International to an economic loss equal to any decrease in the trading price of the Shares between the time the Derivative Agreement is entered into and the valuation dates under such agreements. The Counterparties to the Derivative Agreements may determine, in their sole discretion, to hedge their own risk under the Derivative Agreements through various means, including purchasing Shares for their own account. Any determination by a Counterparty to hedge its risk under the Derivative Agreements through acquiring or maintaining any Shares is at the sole discretion and risk of the Counterparty. Furthermore, to the extent that any of the Counterparties have acquired or will acquire any such Shares, neither Elliott Associates nor Elliott International are entitled to any voting right with respect to any such Shares held by the Counterparties, nor do they have any rights with respect to directing the Counterparties as to whether to maintain, hold or dispose of any such Shares. To the extent the Counterparties own any Shares as of the close of business of the Record Date of the Special Meeting, the Counterparties may decide, in their sole discretion, to vote for or against, or abstain, with respect to the proposal to adopt the Merger Agreement. Any Counterparty may have also loaned any such Shares to third parties, such that the Counterparty does not hold or have the right to vote those shares as of the close of business on the Record Date of the Special Meeting. In light of the foregoing, among other reasons, the Elliott Funds determined that they are not “interested stockholders” for purposes of Section 203 of the DGCL since they have continuously owned less than 15% of the outstanding voting stock of the Company (and the result is the same even if the 1,384,072 notional Shares underlying the Derivative Agreements with the Designated Counterparty referred to above were incorrectly deemed to be owned by the Elliott Funds for these purposes).

Accordingly, as previously disclosed in the Definitive Proxy Statement filed on November 24, 2017, Newco and Merger Sub each represented and warranted in Section 4.5 of the Merger Agreement that neither is, nor at any time during the last three years has either been, an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL. In addition, the Voting Agreement signed by the Elliott Funds (as defined in the Merger Agreement) covers only the 2,631,400 shares of outstanding common stock owned by the Elliott Funds and their affiliates, and does not include any of the Derivative Agreements entered into by Elliott.

The Company believes the allegations in the California Actions and the Delaware Actions are without merit and intends to vigorously defend both the California Actions and Delaware Actions. The Board of Directors continues to believe that the Merger is in the best interests of the Company and all stockholders and therefore that it is advisable that the Merger be authorized and proceed to completion in the timeframe currently contemplated.

Supplemental Disclosures

This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Nothing herein shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. All page references in the information below are to pages in the Definitive Proxy Statement, and all capitalized terms used below shall have the meanings set forth in the Definitive Proxy Statement.

The following supplemental disclosure is added as the last sentence of the penultimate paragraph on page 35 of the Definitive Proxy Statement concerning the “Background to the Merger.”

Of the 14 confidentiality agreements entered into with potential bidders, 12 contained standstill provisions that generally prohibited the counterparty from taking certain actions to acquire additional shares of the Company or seek to elect, appoint or replace any member of the Board of Directors, but none of those agreements prohibited the counterparty from privately requesting that Gigamon waive any of the foregoing standstill provisions (so-called “don’t ask, don’t waive” provisions). In each instance, the standstill provisions terminated pursuant to their terms upon the announcement of the Merger Agreement.

The section of the Definitive Proxy Statement entitled “The Merger—Fairness Opinion of Goldman Sachs & Co. LLC—Selected Companies Analysis” that appears on pages 50 to 52 is hereby amended and restated to read as follows:

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Gigamon to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the growth data center infrastructure industry, growth security industry, network, test and measurement industry, and mature information technology infrastructure industry (collectively referred to in this section as the “selected companies”):

Growth Data Center Infrastructure

Arista Networks Inc.

F5 Networks, Inc.

Growth Security

Palo Alto Networks, Inc.

Fortinet Inc.

Imperva, Inc.

Verint Systems Inc.

FireEye, Inc.

Network, Test and Measurement

Keysight Technologies, Inc.

Viavi Solutions Inc.

NetScout Systems, Inc.

Mature Information Technology Infrastructure

Hewlett Packard Enterprise Company

Juniper Networks, Inc.

NCR Corporation

Although none of the selected companies is directly comparable to Gigamon, the selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Gigamon.

Goldman Sachs compared the compound annual growth rate of earnings per share of Gigamon reflected in the Updated Case C Projections and the five-year compound annual growth rate of earnings per share of the selected companies and Gigamon for various periods as reported by the Institutional Brokers’ Estimates System’s (“IBES”). The results of these analyses are summarized in the following tables:

	Gigamon Compound Annual Growth Rate
	Updated Case C Projections	October 24, 2017	April 28, 2017
	2021-2025	IBES (5-year)
Gigamon	9%	30%	25%

Selected Companies Compound Annual Growth Rate
IBES (5-year as of October 24, 2017)
Growth Data Infrastructure
Arista Networks Inc.	21%
F5 Networks Inc.	9%
Median	15%

Growth Security
Palo Alto Networks, Inc.	21%
Fortinet Inc.	19%
Imperva, Inc.	19%
Verint Systems Inc.	10%
FireEye, Inc.	15%
Median	19%

Network, Test and Measurement
Keysight Technologies, Inc.	7%
Viavi Solutions Inc.	10%
NetScout Systems, Inc.	10%
Median	10%

Mature Information Technology Infrastructure
Hewlett Packard Enterprise Company	(11)%
Juniper Networks, Inc.	10%
NCR Corporation	15%
Median	10%

In addition, Goldman Sachs calculated and compared various financial multiples and ratios for the selected companies using closing stock prices as of October 24, 2017 and information it obtained from SEC filings and research analyst estimates. The financial multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, the financial multiples and ratios calculated by Goldman Sachs included:

•	estimated enterprise value, which is the market value of common equity plus the book value of debt plus preferred stock and minority interests less cash, as a multiple of estimated next twelve months’ non-GAAP earnings before interest, taxes and depreciation and amortization (referred to in this section as “NTM EV/EBITDA Multiple”);

•	NTM EV/EBITDA Multiple, as a multiple of the growth rate of the estimated next twelve months’ revenue (referred to in this section as “Growth Adjusted NTM EV/EBITDA Multiple”);

•	stock price, as a multiple of estimated next twelve months’ earnings per share (referred to in this section as “NTM P/E Ratio”); and

•	NTM P/E, as a multiple of five-year compound annual growth rate of earnings per share (referred to in this section as “NTM P/E/G Ratio”).

The results of these analyses are summarized in the following tables:

	NTM EV/EBITDA Multiple		Growth Adjusted NTM EV/EBITDA Multiple
Median
Growth Data Infrastructure	15.1x		0.94x
Growth Security	22.7x		0.90x
Network, Test and Measurement	11.4x		0.84x	(1)
Mature Information Technology Infrastructure	5.9x	(2)	2.96x	(3)

(1)	Excludes Viavi Solutions, Inc. as not meaningful.
(2)	Hewlett-Packard Enterprise Company pro forma for $2.5 billion cash payment received at the closing of the spin-off of Hewlett-Packard Enterprise Company’s software business on September 1, 2017.
(3)	Excludes Hewlett-Packard Enterprise Company as not meaningful.

	NTM EV/EBITDA Multiple		Growth Adjusted NTM EV/EBITDA Multiple
Mature Information Technology Infrastructure
Hewlett-Packard Enterprise Company	5.9x	(1)	n.m.
Juniper Networks, Inc.	5.7x		2.72x
NCR Corporation	6.1x		3.19x

(1)	Hewlett-Packard Enterprise Company pro forma for $2.5 billion cash payment received at the closing of the spin-off of Hewlett-Packard Enterprise Company’s software business on September 1, 2017.

	NTM P/E Ratio	NTM P/E/G Ratio
Growth Data Infrastructure
Arista Networks Inc.	35.6x	1.70x
F5 Networks, Inc.	13.4x	1.57x
Median	24.5x	1.63x

Growth Security
Palo Alto Networks, Inc.	42.6x	2.07x
Fortinet Inc.	35.8x	1.89x
Imperva, Inc.	46.1x	2.49x
Verint Systems Inc.	14.2x	1.42x
FireEye, Inc.	n.m.	n.m.
Median	39.2x	1.98x

Network, Test and Measurement
Keysight Technologies, Inc.	16.0x	2.47x
Viavi Solutions Inc.	22.4x	2.24x
NetScount Systems, Inc.	14.5x	1.45x
Median	16.0x	2.24x

Mature Information Technology Infrastructure
Hewlett Packard Enterprise Company	10.9x	n.m.
Juniper Networks, Inc.	11.7x	1.17x
NCR Corporation	9.0x	0.60x
Median	10.9x	0.88x

In addition, Goldman Sachs calculated various financial multiples and ratios of Gigamon based on information it obtained from the Quarterly Report on Form 10-Q of Gigamon for the fiscal quarter ended April 1, 2017 and IBES estimates. Averages of the financial multiples and ratios were taken over the three months ended on April 28, 2017, the day following Gigamon’s release of its first quarter 2017 financial results. The results of these analyses are summarized in the following table:

	NTM EV/EBITDA Multiple	Growth Adjusted NTM EV/EBITDA Multiple	NTM P/E Ratio	NTM P/E/G Ratio
Gigamon 3 Month Average (April 28, 2017)	13.8x	0.84x	28.5x	1.11x

The section of the Definitive Proxy Statement entitled “The Merger—Fairness Opinion of Goldman Sachs & Co. LLC—Selected Transactions Analysis” that appears on pages 52 to 53 is hereby amended and restated to read as follows:

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected industry transactions in the networking and telecommunications technology industry since 2008 (collectively referred to in this section as the “selected industry transactions”):

Announcement Date	Acquirer	Target
October 13, 2009	Cisco Systems, Inc.	Starent Networks, Corp.
February 4, 2013	Oracle Corporation	Acme Packet, Inc.
December 15, 2014	Thoma Bravo, LLC	Riverbed Technology, Inc.
Ontario Teachers’ Pension Plan Board
March 2, 2015	Hewlett-Packard Company	Aruba Networks, Inc.
April 4, 2016	Brocade Communications Systems, Inc.	Ruckus Wireless, Inc.
September 19, 2016	Vista Equity Partners Management, LLC	Infoblox Inc.
January 30, 2017	Keysight Technologies, Inc.	Ixia
March 7, 2017	Hewlett Packard Enterprise Company	Nimble Storage, Inc.

For each of the selected industry transactions, Goldman Sachs calculated and compared various financial multiples, financial ratios and other financial information using closing stock prices and information it obtained from SEC filings and research analyst estimates, including:

•	estimated transaction enterprise value, which is the announced per share consideration paid or payable in the applicable transaction multiplied by the number of diluted outstanding shares of the target company plus the book value of debt plus preferred stock and minority interests less cash, as a multiple of the target’s last twelve months’ revenue from the announcement date of the transaction (referred to in this section as “LTM Transaction Revenue Multiple”);

•	estimated transaction enterprise value, as a multiple of the target’s estimated last twelve months’ non-GAAP earnings before interest, taxes and depreciation and amortization from the announcement date of the transaction (referred to in this section as “LTM Transaction EBITDA Multiple”);

•	estimated transaction enterprise value, as a multiple of estimated next twelve months’ revenue from the announcement date for the transaction (referred to in this section as “NTM Transaction Revenue Multiple”);

•	announced per share consideration paid or payable in the applicable transaction, as a multiple of the target’s estimated next twelve months’ earnings per share from the announcement date for the transaction (referred to in this section as “NTM Transaction P/E Ratio”); and

•	estimated transaction enterprise value, as a multiple of the target’s estimated next twelve months’ non-GAAP earnings before interest, taxes and depreciation and amortization from the announcement date of the transaction (referred to in this section as “NTM Transaction EBITDA Multiple”).

	LTM Transaction Revenue Multiple	LTM Transaction EBITDA Multiple	NTM Transaction Revenue Multiple	NTM Transaction P/E Ratio	NTM Transaction EBITDA Multiple
Cisco Systems, Inc. / Starent Networks, Corp.	8.3x	22.0x	6.3x	39.1x	19.8x
Oracle Corporation / Acme Packet, Inc.	6.0x	26.7x	5.4x	53.8x	18.1x
Thoma Bravo, LLC & Ontario Teachers’ Pension Plan Board / Riverbed Technology, Inc.	3.2x	12.1x	3.0x	17.1x	10.2x
Hewlett-Packard Company / Aruba Networks, Inc.	3.3x	14.4x	2.8x	20.3x	11.6x
Brocade Communications Systems, Inc. / Ruckus Wireless, Inc.	3.3x	23.6x	2.8x	25.4x	16.4x
Vista Equity Partners Management, LLC / Infoblox Inc.	3.8x	27.1x	3.1x	47.6x	24.1x
Keysight Technologies, Inc. / Ixia	3.3x	16.1x	3.1x	27.9x	14.7x
Hewlett Packard Enterprise Company / Nimble Storage, Inc.	2.8x	n.m.	2.3x	n.m.	n.m.
Minimum	2.8x	12.1x	2.3x	17.1x	10.2x
Maximum	8.3x	27.1x	6.3x	53.8x	24.1x
Median	3.3x	22.0x	3.lx	27.9x	16.4x

Goldman Sachs then (i) applied an illustrative range of NTM Transaction Revenue Multiples of 2.5x to 4.5x to Gigamon’s revenue in the year ended December 31, 2018, as provided in the Updated Case C Projections, to derive a range of implied enterprise values from which Goldman Sachs subtracted the net debt, as provided by the management of Gigamon, to derive a range of implied equity values that Goldman Sachs then divided by the number of fully diluted outstanding shares of Gigamon’s common stock, as provided by the management of Gigamon, to derive a range of implied equity values per share of Gigamon’s common stock of $31 to $50 when rounded to the nearest dollar and (ii) applied an illustrative range of NTM Transaction P/E Ratio of 20.0x to 40.0x to Gigamon’s earnings per share in the year ended December 31, 2018, as provided in the Updated Case C Projections, to derive a range of implied equity values of $27 to $53 per share of Gigamon’s common stock when rounded to the nearest dollar. Each of the illustrative ranges was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected industry transactions.

Goldman Sachs also analyzed the premia paid in transactions involving the acquisition of control of U.S. targets valued over $250 million in relation to the closing prices per share of the common stock of the target involved in such transaction on the day prior to the announcement of such transaction for the period from January 1, 2004 through September 29, 2017 as reported by Thomson Reuters (collectively referred to in this section as the “selected premia transactions”), noting that (i) in the 25th percentile of such transactions the acquiror paid a premium of at least 13%, (ii) in the 75th percentile of such transactions the acquiror paid a premium of at least 39%, and (iii) the median premium paid in such transactions was 30%. Goldman Sachs then applied an illustrative range of premia of 20% to 40% to the closing price of $31.70 per share of Gigamon’s common stock on April 28, 2017, the day following Gigamon’s release of its first quarter 2017 financial results, to derive a range of implied per share equity values of $38 to $44 when rounded to the nearest dollar. The illustrative range was selected by Goldman Sachs based on its professional judgment and experience, taking into consideration, among other things, the observed multiples for the selected premia transactions.

While none of the companies that participated in the selected industry transactions and selected premia transactions are directly comparable to Gigamon, the companies that participated in the selected industry transactions and selected premia transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Gigamon’s operating results and industry.

The section of the Definitive Proxy Statement entitled “The Merger—Fairness Opinion of Goldman Sachs & Co. LLC—Illustrative Present Value of Future Share Price Analysis” that appears on page 54 is hereby amended and restated to read as follows:

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Gigamon’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. Goldman Sachs first calculated the implied values per share of Gigamon’s common stock as of the fiscal years ended December 31, 2018, 2019 and 2020, respectively, by applying the next twelve months’ price-to-earnings per share ratios of 17.5x to 25.0x to earnings per share estimates for Gigamon for each of the fiscal years 2019 to 2021 as provided in the Updated Case C Projections, and then discounting such implied values back to implied present values as of October 24, 2017, using an illustrative discount rate of 16.5%, reflecting an estimate of Gigamon’s cost of equity. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current and historical price-to-earnings multiples for Gigamon and the selected companies. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in ranges of implied present values per share of Gigamon’s common stock when rounded to the nearest dollar of: (i) $22 to $32 for fiscal year 2018; (ii) $25 to $36 for fiscal year 2019; and (iii) $28 to $40 for fiscal year 2020.

The section of the Definitive Proxy Statement entitled “The Merger—Fairness Opinion of Goldman Sachs & Co. LLC—Illustrative Discounted Cash Flow Analysis” that appears on page 54 is hereby amended and restated to read as follows:

Illustrative Discounted Cash Flow Analysis. Using the Updated Case C Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Gigamon. Using discount rates ranging from 16.5% to 18.5%, reflecting estimates of Gigamon’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for Gigamon for the fourth quarter of 2017, and then annually through 2026 as reflected in the Updated Case C Projections and (ii) a range of illustrative terminal values for Gigamon, which were calculated by applying perpetuity growth rates ranging from 3.0% to 6.0%, to a terminal year estimate of the free cash flow to be generated by Gigamon, as reflected in the Updated Case C Projections (which analysis implied exit terminal year NTM EBITDA multiples ranging from 3.8x to 5.6x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Gigamon, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Updated Case C Projections and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Gigamon by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Gigamon the net debt of Gigamon, as provided by the management of Gigamon. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Gigamon, as provided by the management of Gigamon, to derive a range of illustrative present values per share ranging from $21.87 to $26.76.

The following supplemental disclosure is added to page 56 of the Definitive Proxy Statement concerning “Management Projections.”

In connection with Goldman Sach’s Opinion, management provided Goldman Sachs with analyses of the expected utilization of certain net operating loss carryforwards, as approved for our use by the Company (the “NOL Estimates”)

State	Gross NOLs	Tax Effected	Net of Federal Benefit
CO	$760K	$35K	$23K
KS	$14K	$1K	$0.6K
NY	$2.5M	$0.2K	$0.1K
UT	$3K	$0	$0
Total	$3.3M	$198K	$129K

The following underlined language is added to the paragraph on page 60 of the Definitive Proxy Statement concerning the “Interests of Gigamon’s Directors and Executive Officers in the Merger—Arrangements with Newco.”

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Newco or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates, nor had any of our executive officers had any discussions regarding such arrangements prior to signing the Merger Agreement. Prior to or following the closing of the Merger (but not prior to Gigamon and Elliott arriving at the $38.50 Merger Consideration), certain of our executive officers may have discussions, or may enter into agreements with, Newco or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

The section of the Definitive Proxy Statement entitled “Interests of Gigamon’s Directors and Executive Officers in the Merger—Equity Interests of Gigamon’s Executive Officers and Non-Employee Directors” that appears on page 64 is hereby amended and restated to read as follows:

Name	Shares Held (#) (1)(2)	Shares Held ($)	Options (#)	Options ($)	Restricted Stock Units Held (#) (2)	Restricted Stock Units Held ($)	Total ($)
Paul A. Hooper	$179,846	$6,924,071	$369,875	$6,531,795	—	—	$13,455,866
Rex S. Jackson	29,090	1,119,965	—	—	$37,500	$1,443,750	2,563,715
Shehzad T. Merchant	42,825	1,648,763	42,639	742,477	36,500	1,405,250	3,796,489
Sachi Sambandan	40,607	1,563,370	121,948	2,436,272	40,757	1,569,145	5,568,786
Burney Barker	—	—	—	—	55,000	2,117,500	2,117,500
Paul B. Shinn	14,009	539,347	67,007	1,183,975	30,793	1,185,531	2,908,852
Helmut Wilke	58,079	2,236,042	113,568	2,758,915	43,164	1,661,814	6,656,771
Corey M. Mulloy	112,430	4,328,555	16,959	356,817	5,082	195,657	4,881,029
John H. Kispert	11,837	455,725	49,959	654,807	5,082	195,657	1,306,189
Ted C. Ho	307,206	11,827,431	34,230	951,594	5,082	195,657	12,974,682
Paul J. Milbury	11,837	455,725	49,999	637,327	5,082	195,657	1,288,708
Michael C. Ruettgers	115,037	4,428,925	16,959	356,817	5,082	195,657	4,981,399
Robert E. Switz	17,717	682,105	—	—	9,023	347,386	1,029,490
Joan A. Dempsey	3,958	152,383	—	—	12,996	500,346	652,729
Dario Zamarian	9,173	353,161	—	—	11,115	427,928	781,088
Arthur W. Coviello, Jr.	982	37,807	—	—	10,591	407,754	445,561

(1)	This amount includes shares of common stock (including unvested shares of restricted stock) held directly.
(2)	The number of shares subject to any award of unvested shares with performance-based vesting conditions is assumed to be zero because we have estimated that the performance goals that apply to the award will not be achieved.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Complaint, filed November 17, 2017, by Brian Carpenter, individually and behalf of all others similarly situated, against Gigamon Inc., Corey M. Mulloy, Paul A. Hooper, Arthur W. Coviello, Jr., Joan A. Dempsey, Ted C. Ho, John H. Kispert, Paul J. Milbury, Michael C. Ruettgers, Robert E. Switz, and Dario Zamarian.

99.2	Complaint, filed November 20, 2017, by David Kalt, individually and behalf of all others similarly situated, against Gigamon Inc., Paul A. Hooper, Arthur W. Coviello, Jr., Joan A. Dempsey, Ted C. Ho, John H. Kispert, Paul J. Milbury, Corey M. Mulloy, Michael C. Ruettgers, Robert E. Switz, Dario Zamarian, Ginsberg Holdco, Inc., Ginsberg Merger Sub, Inc., and Elliott Management Corporation.

99.3	Complaint, filed November 22, 2017, by Ted Sharpenter, individually and behalf of all others similarly situated, against Gigamon Inc., Corey M. Mulloy, Paul A. Hooper, Arthur W. Coviello, Jr., Ted C. Ho, John H. Kispert, Paul J. Milbury, Michael C. Ruettgers, Robert E. Switz, Joan A. Dempsey, Dario Zamarian, Ginsberg Holdco, Inc., Ginsberg Merger Sub, Inc., Elliott Associates, L.P., and Elliott Management Corporation.

99.4	Complaint, filed November 27, 2017, by Spencer Stouffer, individually and all others similarly situated, against Gigamon Inc., Corey M. Mulloy, Paul A. Hooper, Arthur W. Coviello, Jr., Ted C. Ho, John H. Kispert, Paul J. Milbury, Michael C. Ruettgers, Robert E. Switz, Joan A. Dempsey, and Dario Zamarian.

99.5	Complaint, filed November 29, 2017, by Stephen Bushanksy, on behalf of himself and all others similarly situated, against Gigamon Inc., Corey M. Mulloy, Paul A. Hooper, Arthur W. Coviello, Jr., Ted C. Ho, John H. Kispert, Paul J. Milbury, Michael C. Ruettgers, Robert E. Switz, Joan A. Dempsey, and Dario Zamarian.

99.6	Complaint, filed November 29, 2017, by Fulgence Tonfack, on behalf of himself and all other similarly situated, against Gigamon Inc., Paul A. Hooper, Arthur W. Coviello, Joan A. Dempsey, Jr., Ted C. Ho, John H. Kispert, Paul J. Milbury, Corey M. Mulloy, Michael C. Ruettgers, Robert E. Switz, and Dario Zamarian.

99.7	Complaint, filed November 30, 2017, by Michael David Tjon-En-Fa, individually and on behalf of all others similarly situated, against Gigamon Inc., Corey M. Mulloy, Paul A. Hooper, Michael C. Ruettgers, John H. Kispert, Paul J. Milbury, Ted C. Ho, Robert E. Switz, Joan A. Dempsey, Dario Zamarian, Arthur W. Coviello, Jr., Elliott Associates, L.P., Elliott Management Corporation, Elliott International, L.P., Elliott International Capital Advisors Inc., The Liverpool Limited Partnership, Evergreen Coast Capital, Ginsberg Holdco, Inc., and Ginsberg Merger Sub, Inc.

99.8	Complaint, filed November 30, 2017, by Richard Sebastiaan Mur, individually and on behalf of all others similarly situated, against Gigamon Inc., Corey M. Mulloy, Paul A. Hooper, Michael C. Ruettgers, John H. Kispert, Paul J. Milbury, Ted C. Ho, Robert E. Switz, Joan A. Dempsey, Dario Zamarian, Arthur W. Coviello, Jr., Elliott Associates, L.P., Elliott Management Corporation, Elliott International, L.P., Elliott International Capital Advisors Inc., The Liverpool Limited Partnership, Evergreen Coast Capital, Ginsberg Holdco, Inc., and Ginsberg Merger Sub, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gigamon Inc.

By:	/s/ Paul B. Shinn
Paul B. Shinn Chief Legal Officer and Senior Vice President of Corporate Development

Date: December 12, 2017